Exhibit 2.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS
THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS, dated as of May 28, 2013 (this “Amendment”), is made and entered into by and between DOWNTOWN PROPERTIES HOLDINGS, LLC, a Delaware limited liability company (“Buyer”), and MAGUIRE PARTNERS–Plaza Las Fuentes, LLC, a Delaware limited liability company (“Seller”), with reference to the following.
RECITALS
A.    Buyer and Seller entered into that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated as of May 13, 2013 (the “Purchase Agreement”), pursuant to which Seller agreed to sell, and Buyer agreed to purchase, the Property. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.
B.    Buyer and Seller desire to amend the Purchase Agreement on the terms and conditions set forth in this Amendment.
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer and Seller hereby agree as follows:
1.    Defined Terms. The following defined terms in the Purchase Agreement are amended and restated as follows:
(a)    “Assignment and Assumption” shall mean an assignment and assumption of the Air Space Lease in the form attached hereto as Exhibit A.
(b)    “Grant Deed” shall mean an original grant deed in the form attached hereto as Exhibit B.
2.    City Estoppel Certificate. The following paragraph is hereby added to the Purchase Agreement as Section 4.8(f):
“Seller shall request of the City an estoppel certificate directed to Buyer and its lender providing that the Air Space Lease is unmodified and in full force and effect (or if modified, state the nature of such modification and certify that the Lease, as so modified, is in full force and effect), (b) all rents currently due under the Lease have been paid, and (c) there are not, to the City’s knowledge, any uncured defaults on the part of lessee under the Air Space Lease or fact, acts or omissions which with the giving of notice or passing of time, or both, would constitute a default (such estoppel certificate shall be referred to herein as, the “City Estoppel”). It is a condition precedent to the obligation of Buyer to close hereunder that the City shall have delivered the City Estoppel without any material modification.”
3.    Hotel Estoppel. The following paragraph is hereby added to the Purchase Agreement as Section 4.8(g):

“Seller shall request of the Hotel Owner an estoppel certificate directed to Buyer and its lender providing that (a) the Hotel Owner knows of no events of default under that certain Agreement for Grant of Easements and Establishment of Covenants, Conditions and Restrictions dated May 26, 2011 and recorded May 31, 2011 as Instrument No. 20110746887 (the “REA”) or any event or circumstance that with notice and the expiration of the applicable cure period would constitute an event of default under the REA; (b) whether to its knowledge the REA has been modified or amended in any way (and if it has, then stating the nature thereof); and (c) that to the Hotel Owner’s knowledge, the REA is in full force and effect (such estoppel certificate shall be referred to herein as, the “REA Estoppel”). It is a condition precedent to the obligation of Buyer to close hereunder that the Hotel Owner shall have delivered the REA Estoppel without any material modification.”
4.    Failure of Closing Conditions. Section 4.10(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:
“(a)    If any of Buyer’s closing conditions set forth in Section 4.8, other than the closing conditions set forth in Sections 4.8(e), 4.8(f) and/or 4.8(g), each of which is dealt with separately below, have not been fulfilled within the applicable time periods (other than due to breach of this Agreement by Seller), Seller may, in its sole discretion, elect to attempt to satisfy or cure any such condition, and if Seller so elects, Seller shall have a period not exceeding thirty (30) days after the scheduled deadline therefor to satisfy such condition, and the Closing Date shall be extended accordingly. If Seller cannot satisfy such condition by the end of such thirty (30) day extension period, Buyer shall have the rights set forth in Section 4.10(b). If any or all of the conditions precedent to Buyer’s obligation to close hereunder set forth in Sections 4.8(e), 4.8(f) and/or 4.8(g) above have not been fulfilled by the Closing Date (other than due to breach of this Agreement by Seller), Seller may, in its sole discretion, elect to extend the Closing Date for a period of sixty (60) days in order to attempt to satisfy such condition(s), and if Seller so elects, the Closing Date shall be extended accordingly, provided that, if Seller is unable to satisfy or cure such condition(s) by the end of such 60-day period, Seller may, in its sole discretion, elect to further extend the Closing Date on a rolling 30-day basis until such condition(s) are satisfied. Notwithstanding the foregoing, if the Closing has not taken place by December 31, 2013, solely as a result of the failure to satisfy the condition(s) precedent to Buyer’s obligation to close hereunder set forth in Sections 4.8(e), 4.8 (f) and/or 4.8(g) above, Buyer may terminate this Agreement by written notice to Seller and Escrow Agent unless the condition precedent that has not been satisfied as of such date is the condition precedent set forth in Section 4.8(e) and the failure to satisfy such condition precedent is caused by or in any way attributable to Buyer’s breach of any covenant or obligation on the part of Buyer set forth in Sections 4.8 (e) above, in which case, Buyer shall have no such right to terminate this Agreement. In the event that Buyer elects to terminate this Agreement in accordance with the immediately preceding sentence, this Agreement shall terminate without any further obligation by either party (except for those provisions which expressly survive the termination of this Agreement) and the Deposit shall be refunded to Buyer.
5.    1031 Exchange. The following paragraph is hereby added to the Purchase Agreement as Section 9.25:

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“Section 9.25 1031 Exchange. Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that Buyer may elect by written notice to Seller given prior to June 4, 2013 to acquire the Property pursuant to a tax-deferred exchange (an “Exchange”) in accordance with Section 1031 of the Internal Revenue code of 1986, as amended, which Exchange will involve an exchange of another property or properties, and the Property, so long as (a) same does not delay, unduly complicate or otherwise adversely affect the ability to obtain any approval and/or consent required as a condition precedent to closing (whether for the benefit of Buyer and/or Seller) under the Purchase Agreement, (b) Seller shall not incur any cost, expense or liability in connection with such Exchange, (c) Buyer shall indemnify, defend and hold all Seller Indemnitees harmless from and against any and all cost, loss, claims, liability and expenses, including but not limited to attorneys’ fees, arising from, in respect of , out of or in connection with such Exchange, (d) such Exchange is carried out in strict compliance with all applicable laws and all documentation concerning the Exchange shall be reasonably satisfactory to Seller, (e) such Exchange does not and shall not adversely affect nor burden Seller or its affiliates in any respect regarding the terms and conditions of the applicable transaction, and (f) such Exchange does not have an adverse effect on title to the Property.
6.    Reaffirmation of Purchase Agreement. The terms and provisions of the Purchase Agreement are hereby reaffirmed, ratified and confirmed and remain in full force and effect except as expressly modified by this Amendment. If there is any conflict between the terms and provisions of the Purchase Agreement and this Amendment, this Amendment shall control and prevail. From and after the date set forth in the first paragraph of this Amendment, all references to the “Agreement” in the Purchase Agreement shall refer to the Purchase Agreement as modified by this Amendment.
7.    Counterparts. This Amendment may be executed in one or more counterparts. All executed counterparts shall constitute one agreement and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that facsimile signatures or signatures transmitted by electronic mail in so-called “pdf” format shall be legal and binding and shall have the same full force and effect as if an original of this Amendment had been delivered.
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IN WITNESS WHEREOF, the parties have executed this Amendment on and as of the date first written above.

BUYER:

DOWNTOWN PROPERTIES HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ WILLY MA
Name:	Willy Ma
Title:

SELLER:

MAGUIRE PARTNERS-PLAZA LAS FUENTES LLC, a Delaware limited liability company

By:	/s/ CHRISTOPHER M. NORTON
Name:	Christopher M. Norton
Title:	Vice President

Signature Page